Exhibit 10.1

CONFIDENTIAL

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT AND REPLACED WITH “[...***...]” BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

BeiGene, Ltd.
c/o Mourant Governance Services (Cayman) Limited
94 Solaris Avenue
Camana Bay
Grand Cayman, Cayman Islands KY1-1108

BeiGene Switzerland GmbH
c/o VISCHER AG
attn. Secretary
Aeschenvorstadt 4, 4051 Basel, Switzerland
June 14, 2019
Celgene Corporation
86 Morris Avenue
Summit, NJ 07901
Attention: Senior Vice President Business Development
Facsimile: [...***...]

Celgene Switzerland LLC
86 Morris Avenue
Summit, NJ 07901
United States of America
Attention: [...***...]

Re: Termination of Collaboration Agreement

Dear Sirs and Mesdames:
This letter agreement (this “Letter Agreement”), effective as of the Termination Effective Date (as defined below), by and among BeiGene Switzerland GmbH, a company organized under the laws of Switzerland having an address of c/o VISCHER AG, Aeschenvorstadt 4, 4051 Basel, Switzerland (“BeiGene Switzerland”), BeiGene, Ltd., a corporation organized under the laws of the Cayman Islands (“BeiGene Cayman” and together with BeiGene Switzerland, collectively, “BeiGene”), Celgene Corporation, a Delaware corporation (“Celgene Corp.”), and Celgene Switzerland LLC, a Delaware limited liability company (“Celgene LLC”) (Celgene Corp. and Celgene LLC together, “Celgene”), sets forth the mutual understanding of the undersigned regarding the termination of that certain Amended and Restated Exclusive License and Collaboration Agreement (the “Collaboration Agreement”) entered into as of August 31, 2017, by and among BeiGene and Celgene. Celgene and BeiGene are each referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used in this Letter Agreement and not defined shall have the respective meanings ascribed to such terms in the Collaboration Agreement. Pursuant to an Assignment and License Agreement and a Contribution Agreement, each dated November 20, 2017, BeiGene Cayman assigned all of its rights, duties, obligations and covenants under the Collaboration Agreement to BeiGene Switzerland.
Pursuant to the Collaboration Agreement, Celgene is currently conducting a clinical trial entitled: “A Study of Tislelizumab (BGB-A317) Plus Chemoradiotherapy Followed by Tislelizumab Monotherapy in Newly Diagnosed, Stage III Subjects with Locally Advanced, Unresectable Non-small Cell Lung Cancer (RATIONALE001) (BGB-A317-NSCL-001) (ClinicalTrials.gov Identifier: NCT03745222)” (the “Ongoing Clinical Trial”).

Bristol-Myers Squibb Company (“BMS”) and Celgene announced that they have entered into a definitive merger agreement pursuant to which BMS will acquire Celgene in a cash and stock transaction (the “BMS Transaction”), which Celgene and BMS have announced is expected to close in the third quarter of 2019.
In consideration of the mutual covenants and agreements set forth herein and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the undersigned hereby agree as follows:
1.Termination. Notwithstanding the provisions of the Collaboration Agreement, BeiGene and Celgene hereby mutually agree to terminate the Collaboration Agreement, effective as of the date of this Letter Agreement (the “Termination Effective Date”), with the effects as set forth in this Letter Agreement.

2.Effect of Termination. Effective as of the Termination Effective Date, the Parties hereby agree as follows:

a.Termination of Licenses. Except as set forth in Section 6 of this Letter Agreement, all rights and licenses granted under the Collaboration Agreement to each Party will terminate. In connection therewith, Celgene hereby confirms that it has granted no sublicenses under the license granted to it under Section 7.3 of the Collaboration Agreement.

b.Ongoing Clinical Trial. Celgene shall, following the Termination Effective Date wind-down [...***...] (in accordance with customary industry practices and taking into account ethical considerations) the Ongoing Clinical Trial [...***...]. BeiGene hereby agrees and acknowledges that: (i) [...***...]; and (ii) notwithstanding the expiration or termination of the Clinical Manufacturing and Supply Agreement dated April 13, 2018 by and among BeiGene Switzerland, Celgene Corp and Celgene LLC (the “Clinical Supply Agreement”), BeiGene shall continue to provide Study Drug (as defined in the Clinical Supply Agreement) to Celgene pursuant to the terms of the Clinical Supply Agreement as may be required for Celgene to wind-down the Ongoing Clinical Trial.

3.Payments. Within [...***...] after the Termination Effective Date, Celgene will make a one-time payment to BeiGene in the aggregate amount of One Hundred Fifty Million Dollars ($150,000,000) (the “Termination Payment”). The Termination Payment shall be paid by Celgene by transfer of immediately available funds in accordance with the wire transfer instructions provided in writing by BeiGene to Celgene prior to the Termination Effective Date. Except with respect to any obligations of indemnification of Celgene with respect to Third Party Damages as set forth in Article 12 of the Collaboration Agreement that survive termination of the Collaboration Agreement (as set forth in Section 6 of this Letter Agreement), the Parties agree and acknowledge that the Termination Payment is in full satisfaction of any and all amounts that have accrued or that may otherwise be payable at any time by Celgene (or any of its Affiliates) to BeiGene under the Collaboration Agreement, and no additional amounts shall be payable by Celgene (or any of its Affiliates) to BeiGene under or in connection with the Collaboration Agreement, including as a result of the termination thereof.

4.Confirmations. Celgene hereby confirms that (a) no Celgene Termination Know-How or Celgene Termination Patents is/are owned by Celgene as of the date of this Letter Agreement, and (b) no BeiGene Core Patents or Joint Patents are being Prosecuted and Maintained by Celgene in the Celgene Territory as of the date of this Letter Agreement. Each Party hereby confirms that no Joint Know-How or Joint Patents has/have been discovered, invented, made, conceived or reduced to practice jointly by or on behalf of the Parties or their Affiliates under the Collaboration Agreement.

5.Confidentiality.

a.Return of Confidential Information. Pursuant to Section 10.1 of the Collaboration Agreement, each of BeiGene and Celgene, as a Receiving Party under the Collaboration Agreement, hereby agrees to return all copies of or destroy (and certify such destruction in writing) the Confidential Information of the Disclosing Party disclosed or transferred to it by the Disclosing Party pursuant to the Collaboration Agreement, within [...***...] of the Termination Effective Date; provided, that, a Receiving Party may retain (i) Confidential Information of the other Party to exercise rights and licenses which expressly survive such termination of the Collaboration Agreement pursuant to this Letter

Agreement, and (ii) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof. Notwithstanding the return or destruction of the Disclosing Party’s Confidential Information, each such Receiving Party will continue to be bound by its obligations of confidentiality, non-disclosure and non-use under Article 10 of the Collaboration Agreement for a period of [...***...] after the Termination Effective Date. In connection with the foregoing confidentiality and non-use obligations, no Confidential Information of BeiGene or its Affiliates shall be used by BMS or its Affiliates in the conduct of any development or commercialization activities involving any compound or product of BMS or its Affiliates that is, or that incorporates or contains, an antibody directed to PD-1.

b.Terms of this Letter Agreement. This Letter Agreement and all of the respective terms hereof shall be deemed to be Confidential Information of both BeiGene and Celgene, and each Party agrees not to disclose any of them without the prior written consent of the other Party, except that each Party may disclose any of them in accordance with the provisions of Section 10.4 or Section 10.6 of the Collaboration Agreement or pursuant to Section 7 of this Letter Agreement.

6.Surviving Rights and Obligations. Subject to Section 3 of this Letter Agreement, the Parties hereby agree that the rights and obligations of the Parties and their respective Affiliates referenced in Section 13.8.2 of the Collaboration Agreement shall survive the termination of the Collaboration Agreement; provided that the Parties acknowledge and agree that (A) the provisions of Article 13 of the Collaboration Agreement (other than Section 13.8.2 and Section 13.9) shall not survive termination of the Collaboration Agreement notwithstanding that Article 13 is referenced in Section 13.8.2 of the Collaboration Agreement and (B) clause (ii) of Section 14.4.2 shall not survive termination of the Collaboration Agreement notwithstanding that Article 14 is referenced in Section 13.8.2 of the Collaboration Agreement. In addition, the Parties hereby agree that (a) the license in Section 7.1.1 of the Collaboration Agreement shall survive the termination of the Collaboration Agreement as a non-exclusive license solely to enable Celgene to wind-down the Ongoing Clinical Trial pursuant Section 2(b) of this Letter Agreement for the period set forth therein; and (b) the license in Section 7.1.2 of the Collaboration Agreement shall survive the termination of the Collaboration Agreement as a perpetual license, but solely the extent that any Celgene Collaboration IP and/or Celgene Proprietary IP is necessary for BeiGene to Develop, Manufacture (and have Manufactured) and Commercialize any Licensed Compounds and/or Licensed Products in the BeiGene Territory as set forth therein.

7.Public Statements or Disclosures; Joint Press Release.

a.During the period from the date of this Letter Agreement until the [...***...] of the date of this Letter Agreement, each Party agrees that it will not issue any press release or other public statement with respect to the Collaboration or this Letter Agreement that disparages the other Party in any manner reasonably likely to be harmful to the other Party; provided, that, (i) each Party may respond accurately and fully to any question, inquiry, or request for information with respect to the Collaboration Agreement or this Letter Agreement when required by Law or Securities Regulators, or otherwise in connection with any legal process, and (ii) the foregoing shall not prevent either Party from making any statement that such Party reasonably believes to be true provided that, for clarity, such Party shall still be required to comply with the confidentiality obligations with respect to the disclosure of Confidential Information of the other Party as set forth in Section 5 of this Letter Agreement when making such statement. A violation of this Section 7(a) may be remedied solely by injunctive relief.

b.Each Party may, but shall not be required to, issue a press release with respect to the termination of the Collaboration Agreement promptly after execution of this Letter Agreement; provided that the form of any such press release must be agreed to by the other Party prior to the issuance thereof. In all other cases, each Party agrees not to, and agrees to cause its Affiliates not to, issue any additional press release or other public statement disclosing the existence of this Letter Agreement, the activities hereunder, or the transactions contemplated hereby, unless such additional press release or other public statement is approved by the other Party in writing; provided that each Party will be authorized to make any disclosure, without the approval of the other Party, that is required by Law (including the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended) or the rules of any Securities Regulator, or by judicial process, subject to and in accordance with Sections 10.4 and 10.6, as applicable, of the Collaboration Agreement.

8.Mutual Release. Each of BeiGene and Celgene hereby acknowledges and agrees that all non-financial and financial obligations to be performed by either Party under the Collaboration Agreement have been performed and, except as provided in this Letter Agreement (including the payment obligations as expressly set forth in Section 3 of this Letter Agreement and the surviving rights and obligations under the Collaboration Agreement as expressly set forth in Section 6 of this Letter Agreement), there are no further obligations to be performed by either Party under the Collaboration Agreement. Each Party, for itself and its past and present Affiliates and their respective successors and assigns, and the officers, directors, employees, shareholders, members and other equity owners of each of the foregoing (collectively, the “Releasors”), irrevocably waives, relinquishes, and fully and forever releases and discharges the other Party, and its past and present Affiliates and their respective successors and assigns, and the officers, directors, employees, shareholders, members and other equity owners and licensees and agents of each of the foregoing (collectively, the “Released Parties”), from any and all past, existing or future potential actions, claims, liabilities, rights, demands, suits, matters, liens, obligations, damages, losses, remedies of any kind, and causes of action of every nature and description, kind, or character that could have been, or can now or hereafter be asserted, whether known or unknown, foreseeable or unforeseeable, and whether arising at common law, including breach of contract, breach of the implied covenant of good faith and fair dealing, fraud or negligent misrepresentation, in equity, or under or by virtue of any local, state or federal statute, order or regulation, or otherwise, and whether filed in a federal or state court, administratively, or otherwise, that the Releasors ever had, could have had, now has, or hereafter in the future can, shall, or may have against any Released Parties, for, upon, by reason of, or related to or arising from the Collaboration Agreement, the transactions contemplated thereby, or the termination or expiration thereof; provided, however, that this Section 8 shall not apply to (a) the obligations set forth in this Letter Agreement; and (b) the obligations under those provisions of the Collaboration Agreement that survive termination of the Collaboration Agreement as expressly set forth in Section 6 of this Letter Agreement, but only with respect to breaches or failures under such surviving provisions that occur after the Termination Effective Date. Notwithstanding the foregoing, this Section 8 shall not apply with respect to any of the rights and obligations of indemnification with respect to Third Party Damages as set forth in Article 12 of the Collaboration Agreement that survive termination of the Collaboration Agreement (as set forth in Section 6 of this Letter Agreement). Each Party hereby represents and warrants to the other Party that, solely for purposes of this Section 8 of this Letter Agreement, (i) it is entering into this Letter Agreement on behalf of it and its other Releasors, (ii) it has the authority to cause its other Releasors to comply with the terms and conditions of this Section 8 of this Letter Agreement and there are no other Persons whose consent or joinder in this Letter Agreement is necessary to make fully effective the provisions of this Section 8 of this Letter Agreement that obligate, burden, or bind it and its other Releasors, and (iii) it has not transferred, assigned, or pledged to any Affiliate or any Third Party, the right to bring, pursue or settle any actions, claims, liabilities, rights, demands, suits, matters, liens, obligations, damages, or losses, related to or arising from the Collaboration Agreement, the transactions contemplated thereby, or the termination or expiration thereof.

9.Miscellaneous. This Letter Agreement will be governed by, enforced, and will be construed in accordance with the Laws of New York, New York without regard to any conflicts of law provisions and excluding the United Nations Convention on Contracts for the International Sales of Goods. This Letter Agreement may be executed in counterparts with the same effect as if all Parties had signed the same document. All such counterparts will be deemed an original, will be construed together, and will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Letter Agreement may be amended, or any term hereof modified or waived, only by a written instrument duly executed by authorized representative(s) of the Parties hereto. This Letter Agreement shall be subject to, and construed in accordance with, the provisions of the Collaboration Agreement with respect to limitations on liability (as set forth in Section 12.5 of the Collaboration Agreement) as well as the Miscellaneous provisions (as set forth in Article 14 of the Collaboration Agreement, but excluding clause (ii) of Section 14.4.2), each of which are hereby incorporated by reference herein.

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If this Letter Agreement correctly reflects our mutual understanding and agreement, please so indicate by signing below.

Sincerely,

BEIGENE, LTD.
By: __/s/ John V. Oyler_______________
Name: _John V. Oyler________________
Title: _Chief Executive Officer_________

BEIGENE SWITZERLAND GMBH
By: _/s/ Scott A. Samuels________________
Name: _Scott A. Samuels________________
Title: _Managing Director______________

Agreed to this 14th day of June, 2019

CELGENE CORPORATION
By: _/s/ Mark J. Alles_____________________________
Name: _ Mark J. Alles ___________________________
Title: __Chairman & CEO___________________________
By: _/s/ David V. Elkins_____________________________
Name: _ David V. Elkins ___________________________
Title: __EVP & CFO___________________________

CELGENE SWITZERLAND LLC
By: _/s/ Kevin Mello_____________________________
Name: _ Kevin Mello ___________________________
Title: _Manager____________________________